THOMAS NELSON, INC.

NEWS RELEASE:

DATE:  January 7, 1999

CONTACT:  Joe L. Powers
          Executive Vice President
          P.O. Box 141000
          Nashville, TN  37214-1000

PHONE:    (615) 902-1300
FAX:      (615) 883-6353
WEBSITE:  www.thomasnelson.com


    THOMAS NELSON, INC. ANNOUNCES CALL FOR REDEMPTION OF ALL
   OUTSTANDING 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 1999


     NASHVILLE,  TN, January 7, 1999.  Thomas Nelson,  Inc.
     (NYSE:TNM)  today announced that on January  7,  1999,
     the Company notified the Trustee that it will call for
     redemption  and  will redeem on  March  1,  1999,  all
     outstanding 5 3/4% Convertible Subordinated Notes  due
     1999  at  a  redemption price of $1,008.20 per  $1,000
     principal  amount,  together with accrued  and  unpaid
     interest  from November 30, 1998 to February 28,  1999
     of  $14.535 per $1,000 principal amount, for  a  total
     redemption  price  of $1,022.735 per $1,000  principal
     amount.   Until the close of business on February  22,
     1999  at  the  offices of the Trustee, the  Notes  are
     convertible   at  the  option  of  the  holder,   into
     approximately 58 shares of the Company's Common Stock at the conversion price of $17.00 per share. On the basis of the last reported sales price of the Common
     Stock  on  the New York Stock Exchange on  January  6,
     1998  of  $12.8125, fifty-eight (58) shares of  Common
     Stock had a value equivalent to $743.125.

     The  Trustee, Paying Agent and Conversion Agent is The
     Bank  of  New  York,  Corporate  Trust  Division,  101
     Barclay Street, New York, NY 10286.

     A  Notice of Redemption and Letter of Transmittal will
     be   mailed  to  holders  of  record  of  the   Notes.
     Additional copies of such documents may be obtained from the Trustee by phoning (212) 815-5287 or from the Company at (615) 902-1305. Collect calls will be accepted.

     Thomas  Nelson, Inc. is a leading publisher,  producer
     and   distributor  of  books  emphasizing   Christian,
     inspirational and family value themes, and believes it
     is  the  largest publisher of Bibles and inspirational
     books  in  the  English language.   The  Company  also
     designs, manufactures and markets a broad line of gift and stationery products.